Elamex Sets Date for CEO Change

EL PASO, TX -- 10/21/2004 -- ELAMEX S.A. DE C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced the effective date for the previously announced change of Chief Executive Officers.

Elamex announced today that Richard P. Spencer, its President and Chief Executive Officer, will leave the company on December 31, 2004. Mr. Spencer will continue to serve as a member of the Elamex board of directors for the duration of his elected term. As announced on August 9, 2004, Mr. Richard R. Harshman will become the Chief Executive Officer of Elamex as Mr. Spencer steps down. Mr. Harshman will continue to serve in his present capacity as President and Chief Executive Officer of Franklin Connections LP, the principal operating subsidiary of Elamex.

About Elamex

Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long-term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.

Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's periodic filings with the Securities and Exchange Commission, including its Form 10-K filing with the Securities and Exchange Commission for the year ended December 31, 2003. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially.

Contact:
Samuel L. Henry
915-298-3061
sam.henry@elamex.com